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                                                                   Exhibit 99.1

_______________________________________________________________________________

FOR FURTHER INFORMATION:

AT THE COMPANY:
John Stachowiak, jstach@fv.com
Chief Financial Officer
(619) 350-3540

Todd Savitt, tsavitt@fv.com
Director, Corporate Communications
(619) 350-3539
________________________________________________________________________________

FOR IMMEDIATE RELEASE
OCTOBER 23, 1997


          FIRST VIRTUAL HOLDINGS SECURES $5,000,000 PRIVATE PLACEMENT


San Diego, Calif., October 23, 1997 - First Virtual Holdings Incorporated (NASDAQ:FVHI), a leader in advanced communications and messaging systems for Internet commerce, announced today that it has completed a private placement of securities to a New York-based investment group, with gross proceeds to First Virtual of $5.0 million.


The securities sold in the private placement consisted of 1,000 shares of First Virtual Series A Convertible Preferred Stock, and warrants to purchase up to 850,000 shares of First Virtual Common Stock at $5.75 per share. The Series A Convertible Preferred Stock is convertible into First Virtual Common Stock at the option of the investors at a per share conversion price equal to the lesser of $5.50 or 80 percent of the average closing bid price of the Common Stock for the prior ten trading days. The Series A Convertible Preferred Stock is redeemable for cash by the investors under certain circumstances, and carries an annual dividend of seven percent payable in cash or shares of Common Stock.

Lee Stein, chairman and chief executive officer of First Virtual commented, "I am very pleased that this financing has been completed so that we can continue to focus our efforts on developing and delivering the Company's Interactive Messaging Platform and its applications."


                                     -more-
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First Virtual Holdings Incorporated
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ABOUT FIRST VIRTUAL HOLDINGS

Founded in 1994, First Virtual Holdings develops and markets leading interactive messaging services for electronic commerce that integrates secure payment processing with intelligent messaging and interactive transactional advertisements. Through the power of e-mail, this platform enables companies to conduct relationship marketing using a sophisticated messaging system that includes interactive transactional advertising banners, special transactional offers, and creative interactive messaging.

The company has its headquarters in San Diego, with research facilities in Ann Arbor, Mich., and data center facilities in Dallas and San Diego. First Virtual Holdings has strategic relationships with First Data Corporation, First USA Paymentech and GE Capital Corporation.


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